Exhibit 10.2

May 15, 2020

PERSONAL AND CONFIDENTIAL

J. C. Penney Corporation, Inc.

6501 Legacy Drive, Mail Code 1304

Plano, TX 75024

Attention: Treasurer

$450 Million Superpriority Senior Secured Debtor-In-Possession Term Loan Credit Facility Commitment Letter

J. C. Penney Corporation, Inc. (“JCP”, “you” or “your”) has (i) advised the DIP Lenders (as defined in the DIP Term Sheet (as defined below)) (the “Commitment Parties”, “we”, “us” or “our”), that JCP and certain of its subsidiaries (the “Subsidiary Debtors”) and J. C. Penney Company, Inc., a Delaware corporation and the direct parent of JCP (“Holdings” and, collectively with JCP and the Subsidiary Debtors, the “Debtors”), are considering filing voluntary petitions for relief under Chapter 11 of Title 11 of the United States Code, 11 U.S.C. §§ 101 et seq. (as amended, the “Bankruptcy Code”), and (ii) in connection with the foregoing, requested that the Commitment Parties agree to commit to provide a $450 million superpriority senior secured debtor-in-possession term loan credit facility for JCP under Sections 364(c) and 364(d) of the Bankruptcy Code (the “DIP Facility”) subject solely to the Conditions Precedent to the Initial Borrowing and the Conditions Precedent to The Subsequent Borrowing that are applicable to the relevant borrowing (collectively, the “Conditions Precedents”). Unless otherwise specified herein, all references to “$” shall refer to U.S. dollars. Capitalized terms used herein without definition shall have the meaning assigned thereto in the DIP Term Sheet.

1. Commitment.

To provide assurance that the DIP Facility shall be available on the terms and conditions set forth herein and in the DIP Term Sheet, each Commitment Party is pleased to advise JCP of its several, but not joint, commitment (the “Commitment”) to provide the amount of the DIP Facility set forth on Schedule 1 hereto, on the terms set forth in the DIP Term Sheet attached hereto as Exhibit A (the “DIP Term Sheet and together with this letter, this “Commitment Letter”), subject solely to the Conditions Precedent that are applicable to the relevant borrowing.

You acknowledge and agree that nothing in this Commitment Letter or the nature of our services or in any prior relationship will be deemed to create an advisory, fiduciary or agency relationship between any Commitment Party, the DIP Agent or any of their respective affiliates, on the one hand, and you, your equity holders or your affiliates, on the other hand, and you waive, to the fullest extent permitted by law, any claims you may have against any Commitment Party, the DIP Agent or any of their respective affiliates for breach of fiduciary duty or alleged breach of fiduciary duty in connection with this Commitment Letter or the transactions contemplated hereby, and agree that no Commitment Party, Agent or affiliates of any of the foregoing will have any liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on your behalf, including your equity holders, employees or creditors. You acknowledge that the transactions contemplated

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hereby (including the exercise of rights and remedies hereunder) are arm’s-length commercial transactions and that we and the DIP Agent are acting as principal and in our own respective best interests. You are relying on your own experts and advisors to determine whether the transactions contemplated hereby are in your best interests and are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated hereby. In addition, you acknowledge that we and the DIP Agent may employ the services of our respective affiliates in providing certain services hereunder and may exchange with such affiliates information concerning JCP and other companies that may be the subject of the transactions contemplated hereby and such affiliates will be entitled to the benefits afforded to us and the DIP Agent hereunder; provided that any such affiliates receiving information concerning JCP and other companies in accordance with this paragraph shall be subject to the same confidentiality obligations provided for in this Commitment Letter (with each Commitment Party responsible for its affiliates’ compliance with this paragraph).

2. Information.

You hereby represent, warrant and covenant that (a) all written information concerning you and your subsidiaries and your and their respective business (other than financial projections, estimates, forecasts and budgets and other forward-looking information (collectively, the “Projections”) and information of a general economic or industry specific nature) (the “Information”) that has been or will be made available to us or any of our respective affiliates by or on behalf of you is or will be, when furnished, complete and correct in all material respects, when taken as a whole, and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to the updates provided for in the penultimate sentence of this Section 2) and (b) the Projections that have been or will be made available to us or any of our affiliates by or on behalf of you or any of your representatives have been or will be prepared in good faith based upon assumptions that are believed by the preparer thereof to be reasonable at the time made and at the time the related Projections are made available to us or any of our affiliates (it being acknowledged that (i) such Projections are merely a prediction as to future events and are not to be viewed as facts, (ii) such Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, (iii) the actual results during the period or periods covered by any such Projections may differ significantly from the projected results, and (iv) no guarantee or assurance can be given that the projected results will be realized). In particular, where Projections expressly or implicitly take into account the current market volatility and widespread impact of the COVID-19 outbreak, the extent of the impact of these developments on the Debtors’ and their subsidiaries’ operational and financial performance will depend on future developments, including the duration and spread of the outbreak and related governmental advisories and restrictions, and the impact of the COVID-19 outbreak on overall demand for the Debtors’ and their subsidiaries’ products and services, all of which are outside of the control of the Debtors or their subsidiaries, highly uncertain and cannot be predicted. You agree that if, at any time prior to the entry of the Final DIP Order approving the DIP Facility, any of the representations, warranties and covenants in the preceding sentence would be incorrect in any material respect if the Information and Projections were being furnished, and such representations, warranties and covenants were being made, at such subsequent time, then you will promptly supplement the Information and the Projections so that

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such representations, warranties and covenants would be correct in material respects; provided, for the avoidance of doubt, there will be no requirement to update previously delivered Projections to reflect new assumptions so long as the assumptions were reasonable at the time made and made available to us or any of our affiliates. Without limiting the representations, warranties and covenants to be contained in the Operative Documents or the Conditions Precedent that are applicable to the relevant borrowing, the accuracy of the foregoing representations and warranties, whether or not cured, shall not be a condition to the obligations of the Commitment Parties hereunder or the availability of the DIP Facility.

3. Premiums.

Without duplication of the commitment premium set forth in the DIP Term Sheet under the heading “DIP Facility Premiums”, as consideration for the Commitments and agreements of the Commitment Parties hereunder, JCP agrees to pay (or cause to be paid) to the Commitment Parties a non-refundable commitment premium equal to 6.00% of $450 million (the “Commitment Premium”), which shall be allocated to each Commitment Party in an amount equal to its percentage set forth on Schedule 1 hereto multiplied by the Commitment Premium, which shall be earned on the date of this Commitment Letter and shall be due and payable in cash on the date of this Commitment Letter free and clear of any withholding or deduction on account of taxes. The parties hereto hereby acknowledge and agree that the obligation of JCP to pay the Commitment Premium shall constitute an “Obligation” under and as defined in the Operative Documents.

Without duplication of the upfront premium set forth in the DIP Term Sheet under the heading “DIP Facility Premiums”, as consideration for the Commitments and agreements of the Commitment Parties hereunder, JCP agrees to pay (or cause to be paid) to the Commitment Parties a non-refundable upfront premium equal to 4.00% of $450 million (the “Upfront Premium”), which shall be allocated to each Commitment Party in an amount equal to its percentage set forth on Schedule 1 hereto multiplied by the Upfront Premium, which shall be earned on the date of this Commitment Letter and shall be due and payable in cash on the date of this Commitment Letter free and clear of any withholding or deduction on account of taxes. The parties hereto hereby acknowledge and agree that the obligation of JCP to pay the Upfront Premium shall constitute an “Obligation” under and as defined in the Operative Documents.

4. Conditions.

The Commitment Parties’ Commitments and agreements hereunder in respect of the DIP Facility are subject solely to the satisfaction (or waiver by the Commitment Parties) of the Conditions Precedent that are applicable to the relevant borrowing. The Commitment Parties’ commitments to fund the DIP Facility on the date of the relevant borrowing are subject solely to the satisfaction (or waiver by the Commitment Parties) of the Conditions Precedent that are applicable to the relevant borrowing. There are no conditions (implied or otherwise) to the Commitments hereunder in respect of the DIP Facility, and there will be no conditions (implied or otherwise) to the availability of the DIP Facility on the date of the relevant borrowing, including compliance with the terms of this Commitment Letter or the DIP Term Sheet, other than the Conditions Precedent that are applicable to the relevant borrowing. For the avoidance of doubt, the Commitment Parties’ commitments to fund the DIP Facility on the date of the

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relevant borrowing are subject to their receipt of the Commitment Premium and Upfront Premium on the date of this Commitment Letter subject to the confirmation by the escrow agent that the Commitment Premium and the Upfront Premium have been received, along with irrevocable instructions from the Debtors to disburse the funds to the DIP Lenders, by the escrow agent on the date of this Commitment Letter prior to the filing of the petition by the Debtors commencing the Chapter 11 Cases.

5. Indemnification and Expenses.

You agree to (a) indemnify and hold harmless each Commitment Party and the DIP Agent, their respective affiliates and their and their affiliates’ respective officers, directors, employees, agents, attorneys, accountants, advisors (including investment managers, financial advisors and advisers), consultants, representatives, controlling persons, members and permitted successors and assigns (each, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and expenses, joint or several (“Losses”) to which any such Indemnified Person may become subject arising out of or in connection with this Commitment Letter, the DIP Facility, the use of proceeds thereof or any claim, litigation, investigation or proceeding relating to any of the foregoing, and to (b) reimburse each Commitment Party promptly (but in any event within ten business days) upon receipt of their demand for any reasonable and documented out-of-pocket (i) legal or other expenses (including Milbank LLP, Sullivan & Cromwell LLP and any reasonably necessary local legal counsel) and (iii) fees and expenses of Deutsche Bank Securities Inc., Houlihan Lokey, Inc., and Hilco Real Estate, LLC) incurred in connection with the Chapter 11 Cases, the DIP Facility, the enforcement of this Commitment Letter, the definitive documentation for the DIP Facility, and any ancillary documents and security arrangements in connection therewith, but no other third-party financial advisors (other than Deutsche Bank Securities Inc., Houlihan Lokey, Inc., and Hilco Real Estate, LLC) without your prior written consent; provided, that the foregoing indemnity will not, as to any Indemnified Person, apply to Losses to the extent (a) they are found in a final non-appealable judgment of a court of competent jurisdiction to have resulted from such Indemnified Person’s (i) gross negligence, bad faith or willful misconduct or (ii) material breach of its obligations under this Commitment Letter, or (b) they relate to a dispute solely among Indemnified Persons and not arising out of any act or omission of the Debtors or any of their respective subsidiaries (other than any claim, litigation, investigation or proceeding against the DIP Agent, in its capacity or in fulfilling its role as such).

None of you, Holdings, the other Debtors, any of your or their respective subsidiaries, we nor any other Indemnified Person will be responsible or liable to one another for any indirect, special, punitive or consequential damages which may be alleged as a result of or arising out of, or in any way related to, the DIP Facility, the enforcement of this Commitment Letter, the definitive documentation for the DIP Facility, or any ancillary documents and security arrangements in connection therewith; provided that your indemnity and reimbursement obligations under this Section 5 shall not be limited by this sentence.

6. Assignments, Amendments.

This Commitment Letter shall not be assignable by you or us without the prior written consent of the other parties hereto (and any attempted assignment without such consent shall be

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null and void), is intended to be solely for the benefit of the parties hereto, the Indemnified Persons and with respect to Section 5 and this Section 6, the DIP Agent, and is not intended to confer any benefits upon, or create any rights in favor of, any person or entity other than the parties hereto, the Indemnified Persons and with respect to Section 5 and this Section 6, the DIP Agent; provided that, for the avoidance of doubt, any DIP Lender may assign its rights, commitments and obligations under this Commitment Letter to any other DIP Lender (including any entity described in the definition of “DIP Lender”). This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by (a) except to the extent a greater percentage of the DIP Lenders is expressly required in the DIP Term Sheet, the Required Lenders and (b) you.

This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile or other electronic transmission (including E-Signature) shall be effective as delivery of a manually executed counterpart hereof. Section headings used herein are for convenience of reference only, are not part of this Commitment Letter and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter. You acknowledge that information and documents relating to the DIP Facility may be transmitted through the internet, e-mail or similar electronic transmission systems and that neither any Commitment Party nor the DIP Agent, nor any of their respective affiliates, shall be liable for any damages arising from the unauthorized use by others of information or documents transmitted in such manner.

This Commitment Letter, together with the RSA, supersedes all prior understandings, whether written or oral, between us with respect to the DIP Facility.

7. Governing Law, Etc.; Jurisdiction.

THIS COMMITMENT LETTER AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS COMMITMENT LETTER (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE THAT WOULD CAUSE THE APPLICATION OF THE DOMESTIC SUBSTANTIVE LAWS OF ANY OTHER STATE).

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the non-exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan in New York City, and any appellate court from any thereof and the Bankruptcy Court, in any suit, action or proceeding arising out of or relating to this Commitment Letter or the DIP Facility, and agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court, or, to the extent applicable, the Bankruptcy Court; provided that suit for the recognition or enforcement of any judgment obtained in any such court may be brought in any other court of competent jurisdiction, (b) waives, to the fullest extent it may legally and effectively do so, any objection

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which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter or the DIP Facility in any New York State court, in any such Federal court or in Bankruptcy Court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court, and (d) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

You hereby agree that you shall not bring any suit, action, proceeding, claim or counterclaim under this Commitment Letter or with respect to the transactions contemplated hereby in any court other than such New York State court or Federal Court of the United States of America sitting in the Borough of Manhattan in New York City. Service of any process, summons, notice or document by registered mail addressed to you at the address above shall be effective service of process against you for any suit, action or proceeding brought in any such court.

8. Waiver of Jury Trial.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES (TO THE EXTENT PERMITTED BY APPLICABLE LAW) THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

9. Confidentiality.

This Commitment Letter is delivered to JCP on the understanding that neither this Commitment Letter nor any of its terms or substance shall be disclosed, directly or indirectly, to any other person or entity except (a) you, Holdings and its subsidiaries and your and their respective officers, directors, employees, legal counsel, accountants, financial advisors on a confidential and “need to know” basis and, in each case, who are involved in the consideration of the financing transactions contemplated hereby who have been informed by you, Holdings or any of its subsidiaries, as applicable, of the confidential nature of this Commitment Letter and have agreed to treat such information confidentially, (b) in any legal, judicial or administrative proceeding or as otherwise required by law or regulation or as requested by a governmental authority (in which case you agree, to the extent not prohibited by law, to inform Commitment Parties promptly in advance thereof), (c) the office of the U.S. Trustee, any ad-hoc or statutorily appointed committee of unsecured creditors, and their respective representatives and professional advisors on a confidential and “need to know” basis, (d) to the Bankruptcy Court, (e) as and to the extent required in any financial statements or for other customary accounting purposes and (f) you may disclose the aggregate amount of the premiums hereunder as part of projections, pro forma information and a generic disclosure of aggregate sources and uses.

Each Commitment Party agrees to keep confidential, and not to publish, disclose or otherwise divulge, confidential information with respect to the transactions contemplated hereby or obtained from or on behalf of you, Holdings or your and its respective affiliates in the course

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of the transactions contemplated hereby, except that the Commitment Parties shall be permitted to disclose such confidential information (a) to their affiliates and their and their affiliates’ respective directors, officers, agents, employees, attorneys, accountants and advisors involved in the transactions contemplated hereby on a “need to know” basis and who are made aware of and agree to comply with the provisions of this paragraph, in each case on a confidential basis (with the Commitment Party responsible for such persons’ compliance with this paragraph), (b) on a confidential basis to any bona fide prospective DIP Lender, prospective participant or swap counterparty (in accordance with the terms of the DIP Term Sheet) that agrees to keep such information confidential in accordance with (x) the provisions of this paragraph (or language substantially similar to this paragraph that is reasonably acceptable to you) for your benefit or (y) other customary confidentiality language in a “click-through” arrangement, (c) as required by the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law, regulation or compulsory legal process (in which case you agree, to the extent not prohibited by law, to inform Commitment Parties promptly in advance thereof), (d) to the extent such information: (i) becomes publicly available other than as a result of a breach of this Commitment Letter or other confidentiality obligation owed by such Commitment Party to you or your affiliates or (ii) becomes available to the Commitment Parties on a non-confidential basis from a source other than you or on your behalf that, to such Commitment Party’s knowledge, is not in violation of any confidentiality obligation owed to you or your affiliates, (e) to the extent you shall have consented to such disclosure in writing (which may include through electronic means), (f) as is necessary in protecting and enforcing the Commitment Parties’ rights with respect to this Commitment Letter and/or the DIP Facility, (g) to the extent independently developed by such Commitment Party or its affiliates without reliance on confidential information, (h) with respect to the existence and contents of the DIP Term Sheet and Operative Documents, in consultation with you, to the rating agencies or (i) with respect to the existence and contents of this Commitment Letter and the DIP Facility, to market data collectors or similar service providers in connection with the arrangement, administration or management of the DIP Facility and to industry trade organizations where such information with respect to the DIP Facility is customarily included in league table measurements. The Commitment Parties’ and their respective affiliates’, if any, obligations under this paragraph shall terminate automatically to the extent superseded by the confidentiality provisions in the Operative Documents upon the effectiveness thereof and, in any event, will terminate one year from the date of this Commitment Letter.

10. Miscellaneous.

You acknowledge and agree that nothing in this Commitment Letter or the nature of our services or in any prior relationship will be deemed to create an advisory, fiduciary or agency relationship between any Commitment Party, the DIP Agent or any of their respective affiliates, on the one hand, and you, your equity holders or your affiliates, on the other hand, and you waive, to the fullest extent permitted by law, any claims you may have against any Commitment Party, the DIP Agent or any of their respective affiliates for breach of fiduciary duty or alleged breach of fiduciary duty in connection with this Commitment Letter or the transactions contemplated hereby, and agree that no Commitment Party, Agent or affiliates of any of the foregoing will have any liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on your behalf, including your

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equity holders, employees or creditors. You acknowledge that the transactions contemplated hereby (including the exercise of rights and remedies hereunder) are arm’s-length commercial transactions and that we and the DIP Agent are acting as principal and in our own respective best interests. You are relying on your own experts and advisors to determine whether the transactions contemplated hereby are in your best interests and are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated hereby. In addition, you acknowledge that we and the DIP Agent may employ the services of our respective affiliates in providing certain services hereunder and may exchange with such affiliates information concerning JCP and other companies that may be the subject of the transactions contemplated hereby and such affiliates will be entitled to the benefits afforded to us and the DIP Agent hereunder; provided, that any such affiliates receiving information concerning JCP and other companies in accordance with this paragraph shall be subject to the same confidentiality obligations provided for in this Commitment Letter (with each Commitment Party responsible for its affiliates’ compliance with this paragraph).

The Commitment Parties hereby notify JCP that, pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “PATRIOT Act”) and the requirements of 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”), it and its affiliates are required to obtain, verify and record information that identifies each Credit Party, which information includes names, addresses, tax identification numbers and other information that will allow Commitment Parties and its affiliates to identify each Credit Party in accordance with the PATRIOT Act and the Beneficial Ownership Regulation. This notice is given in accordance with the requirements of the PATRIOT Act and the Beneficial Ownership Regulation and is effective for Commitment Parties and its affiliates.

Absent a change in applicable tax law or a contrary determination (as defined in Section 1313(a) of the Internal Revenue Code of 1986, as amended), each of the parties hereto agrees that (i) each of the Commitment Premium and the Upfront Premium shall be treated as a premium paid by JCP to the relevant Commitment Party in exchange for the issuance of a put right to JCP with respect to the DIP Facility and (ii) to not take any tax position inconsistent with the tax treatment described in the foregoing clause (i).

Each of the parties hereto agrees that this Commitment Letter is a binding and enforceable agreement (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law)) with respect to the subject matter contained herein, including an agreement to negotiate in good faith the definitive documentation for the DIP Facility by the parties hereto in a manner consistent with this Commitment Letter, it being acknowledged and agreed that the availability of the DIP Facility is subject solely to the Conditions Precedent that are applicable to the relevant borrowing.

If the foregoing correctly sets forth our agreement, please indicate JCP’s acceptance of the terms of this Commitment Letter by returning to the Commitment Parties executed counterparts of this Commitment Letter not later than 11:59 p.m., New York City time, on the date first written above. This offer will automatically expire at such time if the Commitment Parties have not received such executed counterparts in accordance with the preceding sentence.

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This Commitment Letter and the Commitments and agreements hereunder shall automatically terminate on the earlier of (i) the date of the effectiveness of the Operative Documents and (ii) unless the Commitment Parties shall, in their sole discretion, agree in writing to an extension, 11:59 p.m., New York City time, on June 9, 2020. Notwithstanding the immediately preceding sentence, Section 3 above, as well as the indemnification and expenses, confidentiality, information, jurisdiction, governing law and waiver of jury trial provisions contained herein shall remain in full force and effect in accordance with their terms notwithstanding the termination of this Commitment Letter or the Commitment Parties’ Commitments hereunder; provided that your obligations under this Commitment Letter, other than those pursuant to Section 3 and with respect to confidentiality, shall automatically terminate and be superseded by the applicable provisions in the Operative Documents, in each case, to the extent covered thereby, on the date of the effectiveness of the Operative Documents, and you shall be released from all liability in connection therewith at such time.

[Signature Pages Follow]

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The undersigned, acting on behalf of its affiliates and its and their respective accounts and funds advised or managed by any of them and entities who hold interests in the Prepetition First Lien Obligations, directly or indirectly, on behalf of the undersigned, is pleased to have been given the opportunity to assist JCP and the other Debtors in connection with the DIP Facility.

Very truly yours, ALM 2020, LTD.

By: Apollo Capital Management (CLO), LLC, its collateral manager

/s/ Joseph D. Glatt
Name:	Joseph D. Glatt
Title:	Vice President

Ares CLO Management LLC

/s/ Daniel Hayward
Name:	Daniel Hayward
Title:	Authorized Signatory

Brigade Capital Management, LP as Investment Manager on Behalf of its Various Funds and Accounts

/s/ Patrick Criscillo
Name:	Patrick Criscillo
Title:	Chief Financial Officer

H/2 Capital Partners LLC

/s/ Ashvin Rao
Name:	Ashvin Rao
Title:	Authorized Signatory

KKR Credit Advisors (US) LLC

/s/ Jeffrey M. Smith
Name:	Jeffrey M. Smith
Title:	Authorized Signatory

[Signature Page to Commitment Letter]

Owl Creek Asset Management, L.P.

/s/ Reuben Kopel
Name:	Reuben Kopel
Title:	General Counsel

Sculptor Special Master Fund, Ltd.

By: Sculptor Capital LP, its investment manager By: Sculptor Capital Holding Corporation, its General Partner

/s/ Wayne Cohen
Name:	Wayne Cohen
Title:	President and Chief Operating Officer

Sculptor GC Opportunities Master Fund, Ltd.

By: Sculptor Capital LP, its investment manager By: Sculptor Capital Holding Corporation, its General Partner

/s/ Wayne Cohen
Name:	Wayne Cohen
Title:	President and Chief Operating Officer

[Signature Page to Commitment Letter]

Sculptor SC II, LP

By: Sculptor Capital II LP, its investment manager

By: Sculptor Capital Holding II LLC, its General Partner

By: Sculptor Capital LP, its Member

By: Sculptor Capital Holding Corporation, its General Partner

/s/ Wayne Cohen
Name:	Wayne Cohen
Title:	President and Chief Operating Officer

Sculptor Credit Opportunities Master Fund, Ltd.

By: Sculptor Capital LP, its investment manager By: Sculptor Capital Holding Corporation, its General Partner

/s/ Wayne Cohen
Name:	Wayne Cohen
Title:	President and Chief Operating Officer

Sculptor Enhanced Master Fund, Ltd.

By: Sculptor Capital LP, its investment manager By: Sculptor Capital Holding Corporation, its General Partner

/s/ Wayne Cohen
Name:	Wayne Cohen
Title:	President and Chief Operating Officer

[Signature Page to Commitment Letter]

Sculptor Master Fund, Ltd.

By: Sculptor Capital LP, its investment manager By: Sculptor Capital Holding Corporation, its General Partner

/s/ Wayne Cohen
Name:	Wayne Cohen
Title:	President and Chief Operating Officer

SPCP Access Holdings, LLC

/s/ Stacey Hatch
Name:	Stacey Hatch
Title:	Authorized Signatory

SPCP Group, LLC

/s/ Stacey Hatch
Name:	Stacey Hatch
Title:	Authorized Signatory

SPCP Institutional Group, LLC

/s/ Stacey Hatch
Name:	Stacey Hatch
Title:	Authorized Signatory

TPG SPECIALTY LENDING, INC.

/s/ Joshua Easterly
Name:	Joshua Easterly
Title:	Chief Executive Officer

REDWOOD IV FINANCE 3, LLC

/s/ Joshua Peck
Name:	Joshua Peck
Title:	Vice President

[Signature Page to Commitment Letter]

TAO FINANCE 3-A, LLC

/s/ Joshua Peck
Name:	Joshua Peck
Title:	Vice President

WHITEBOX ADVISORS LLC, on behalf of certain of its managed funds and accounts

/s/ Mark Strefling
Name:	Mark Strefling
Title:	CEO & Chief Legal Officer

[Signature Page to Commitment Letter]

Accepted and agreed to as of May 15, 2020:

J. C. PENNEY CORPORATION, INC.

By:	/s/ Bill Wafford
Name:	Bill Wafford
Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Commitment Letter]

Exhibit A

See Attached.

$450 MILLION SECURED SUPERPRIORITY DEBTOR IN POSSESSION CREDIT FACILITY

SUMMARY OF TERMS AND CONDITIONS

This summary of terms and conditions (this “DIP Term Sheet”) outlines certain terms and conditions of the DIP Facility referred to below. Capitalized terms used and not defined herein have the meanings assigned to such terms in the Restructuring Support Agreement (“RSA”) or the Restructuring Term Sheet (the “RSA Term Sheet”) to which this DIP Term Sheet is attached as Annex 2.

Executive Summary:

This DIP Term Sheet provides for a $450 million secured superpriority debtor in possession credit facility, to be funded on a delayed draw basis as appropriate in light of case liquidity needs, access to cash collateral, and milestones in order to (i) finance the Debtors and their operations in accordance with the Budget and (ii) ensure that the Debtors have sufficient liquidity, taking into account access to cash collateral.

Pursuant to the RSA and as described herein, the DIP Lenders will agree to convert certain of their Loans into loans under an exit facility to be made available on terms and conditions customary for facilities and transactions of such type and in each case satisfactory to the DIP Lenders and the Debtors (such loans, the “Exit Loans”).

The DIP Facility will be fully committed to by the DIP Lenders (determined on a pro rata basis among the DIP Lenders based on the aggregate amount of the Prepetition First Lien Obligations held by the DIP Lenders as of the date of this DIP Term Sheet (the “Pro Rata Allocations”)) pursuant to the terms and conditions described in this DIP Term Sheet and the Commitment Letter to which this DIP Term Sheet is attached (the “Commitment Letter”).

Borrower:	J. C. Penney Corporation, Inc. (the “DIP Borrower”), as a debtor and debtor in possession under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101-1532, as amended (the “Bankruptcy Code”). The DIP Borrower and its affiliated debtors and debtors in possession, collectively, the “Debtors”.

DIP Facility:	A non-amortizing senior secured priming multi-draw delayed draw term loan facility (the “DIP Facility”) with a maximum funded principal amount equal to $450 million in “new money” (such principal amount, together with the Prepetition First Lien Obligations rolled up into the DIP Facility as set forth below, the “Total Aggregate Commitment” and the loans thereunder, the “Loans”) to be funded in two borrowings as follows: (a) $225 million made not later than one business day following the entry of the DIP Order (as defined below) (the “Initial Borrowing”) and subject to satisfaction of the Conditions Precedent to Initial Borrowing and (b) the remainder of the Total Aggregate Commitment in an aggregate principal amount equal to $225 million (the “Subsequent Borrowing”) shall be made available following the entry of the DIP Order on July 15, 2020 subject to satisfaction of the Conditions Precedent to Initial Borrowing and the Conditions Precedent to The Subsequent Borrowing (and no other conditions precedent), and otherwise on the terms and conditions in this DIP Term Sheet, the Commitment Letter and the Operative Documents referred to below.

With respect to the DIP Facility, (i) upon satisfaction of the Conditions Precedent to Initial Borrowing, funds with respect to the Initial Borrowing shall be funded directly to the Debtors for use in accordance with the Budget and (ii) upon satisfaction of the Conditions Precedent to The Subsequent Borrowing, all funded amounts shall be deposited in a blocked controlled account in favor of the DIP Agent (the “Escrow Account”; the funds deposited therein “Drawn Funds”). The Subsequent Borrowing shall be in an aggregate principal amount equal to $225 million, which represents the remainder of the Total Aggregate Commitment. Drawn Funds may be withdrawn from the Escrow Account once per week, subject to a draw request being delivered to the DIP Agent, which shall certify (i) that such applicable Drawn Funds will be required during the subsequent week in accordance with the Budget (giving effect to any maximum Permitted Variances with respect to such week) and (ii) no Default or Event of Default (each as defined in the Operative Documents) shall have occurred and be continuing.

Guarantors:	The obligations of the DIP Borrower shall be unconditionally guaranteed, on a joint and several basis, by each other Debtor (each, a “Guarantor” and collectively, the “Guarantors”). Each entity which guarantees (or is required to guarantee) the Prepetition First Lien Obligations shall be a Guarantor and a Debtor.

Case:	The bankruptcy cases (the “Chapter 11 Cases”) of the Debtors to be filed under chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”) (the date of filing of such petition, the “Petition Date”). The Petition Date shall be no later than May 16, 2020.

DIP Agent:	GLAS USA LLC (“GLAS”) shall act as administrative agent and collateral agent for the DIP Facility (in such capacity, the “DIP Agent”) on behalf of the DIP Lenders (as defined below). Any action, exercise of remedies, approval, consent or similar action to be taken or not taken by the DIP Agent in respect of the DIP Facility shall only be taken (or not taken) as may be directed by the Required Lenders. The DIP Agent and the DIP Borrower shall enter into an agency fee letter providing for fees to be payable to the DIP Agent to be mutually agreed and reasonably acceptable to the Debtors.

DIP Lenders:	All rights and obligations of the DIP Lenders under the DIP Facility shall be several and not joint.

Prepetition ABL Credit Agreement:	The Amended and Restated Credit Agreement dated as of June 20, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Prepetition ABL Credit Agreement”) by and among the DIP Borrower, Wells Fargo Bank, National Association, as administrative agent and collateral agent (the “Prepetition ABL Agent”), the lenders from time to time party thereto (the “Prepetition ABL Lenders”) and the other parties thereto.

Prepetition Term Loan Credit Agreement:	The Amended and Restated Term Loan Credit Agreement dated as of June 23, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Prepetition Term Loan Credit Agreement”) by and among the DIP Borrower, the Lenders party thereto (the “Prepetition Term Loan Lender”), JPMorgan Chase Bank, N.A., as administrative agent (the “Prepetition Term Loan Agent”), and the other parties thereto. The loans under the Prepetition Term Loan Credit Agreement are referred to herein as the “Prepetition Term Loans”.

Prepetition First Lien Notes	The senior secured notes (the “Prepetition First Lien Notes”) outstanding under that Indenture, dated as of June 23, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Prepetition First Lien Notes Indenture”) by and among the DIP Borrower, Wilmington Trust, National Association, as trustee (the “Prepetition First Lien Notes Trustee”), and the other parties thereto. The holders of such Prepetition First Lien Notes are referred to herein as the “Prepetition First Lien Noteholders”. The Prepetition Term Loans together with the Prepetition First Lien Notes are referred to herein as the “Prepetition First Lien Obligations”.

ABL Intercreditor Agreement:	The Intercreditor and Collateral Cooperation Agreement dated as of June 23, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “ABL Intercreditor Agreement”) by and among the DIP Borrower, the Prepetition ABL Agent, Wilmington Trust, National Association, as collateral agent under the Prepetition Term Loan Credit Agreement and the Prepetition First Lien Notes Indenture (the “Prepetition First Lien Collateral Agent”), and the other parties thereto.

Restructuring Support Agreement:	A restructuring support agreement executed on or prior to the Petition Date and which is mutually acceptable to the DIP Lenders and the Debtors (the “RSA”).

Tenor of DIP Facility:

The DIP Facility will mature on the earliest of (such earliest date, the “Maturity Date”):

(a)   the date that is 180 days after the Petition Date (the “Scheduled Maturity Date”);

(b)   20 days after the Petition Date, if the DIP Order (as defined below) has not been entered by the Bankruptcy Court prior to the expiration of such 20-day period;

(c)   the effective date of a plan of reorganization or liquidation in the Chapter 11 Cases;

(d)   the consummation of a sale of all or substantially all of the assets of the Debtors pursuant to section 363 of the Bankruptcy Code or otherwise;

(e)   without the DIP Agent’s prior written consent, the date of filing or express written support by the Debtors of bidding procedures, sale processes, transactions, plans of liquidation or reorganization or related disclosure statements that are not in accordance with the RSA, if applicable, and that are not otherwise acceptable to the DIP Lenders;

(f)   the date of termination of the DIP Lenders’ commitments and the acceleration of any outstanding Loans, in each case, under the DIP Facility in accordance with the terms of the DIP Facility credit agreement (the “DIP Credit Agreement”) and the other definitive documentation with respect to the DIP Facility (collectively with the DIP Credit Agreement and the related security documents, the “Operative Documents”);

(g)   any breach by the Debtors which has not been cured or waived or termination of the RSA after the effectiveness thereof;

(h)   dismissal of the Chapter 11 Cases or conversion of the Chapter 11 Cases into cases under chapter 7 of the Bankruptcy Code;

(i) the Debtors shall lose access to the use of cash collateral in accordance with the Cash Collateral Order (as defined below), subject to any applicable remedies notice period; and

(j) other customary circumstances to be mutually agreed.

Closing Date:	The date of the effectiveness of the Operative Documents (the “Closing Date”) (which, for the avoidance of doubt, shall not occur prior to the entry of the DIP Order).

DIP Facility Interest Rate:

Loans under the DIP Facility will bear interest at a rate, at the DIP Borrower’s option, equal to the Base Rate plus 10.75% per annum or LIBOR (subject to a 1.25% floor) plus 11.75% per annum, compounded monthly and payable monthly in cash in arrears.

At any time when an Event of Default under the DIP Facility has occurred and is continuing, all outstanding amounts under the DIP Facility shall bear interest, to the fullest extent permitted by law, at the interest rate applicable to base rate loans plus 2.00% per annum and shall be payable on demand in cash (the “Default Rate”). Interest on overdue amounts under the DIP Facility shall also accrue at the Default Rate and shall be payable in cash.

DIP Facility Premiums:

A commitment premium payable in cash to the DIP Lenders equal to 6.00% of each DIP Lender’s initial commitments in respect of the $450 million “new money” portion of the DIP Facility on the Petition Date, which shall be earned, due and payable upon execution of the Commitment Letter.

An upfront premium payable in cash to the DIP Lenders equal to 4.00% of each DIP Lender’s commitments in respect of the $450 million “new money” portion of the DIP Facility on the Petition Date, which shall be earned, due and payable upon execution of the Commitment Letter.

An exit premium payable in cash to the DIP Lenders equal to 3.00% of each DIP Lender’s funded Loans or unfunded commitments under the DIP Facility (including the “new money” and rolled up portion of the DIP Facility) on the Maturity Date or on the date of any earlier voluntary or mandatory prepayment (the “Exit Premium”).

Exit Loans:

Upon terms and conditions to be agreed in the RSA, but in any event including the following:

Exit Loans will bear interest at a rate, at the DIP Borrower’s option, equal to the Base Rate plus 10.00% per annum or LIBOR (subject to a 1.25% floor) plus 11.00% per annum, compounded monthly and payable monthly in cash in arrears.

A commitment premium payable in cash equal to 2.00% of the commitments in respect of the Exit Loans, which shall be due and payable in cash on the date that the Business Plan is approved (in accordance with the timeline set forth in the DIP Milestones (as defined below)).

An upfront premium payable in cash equal to 3.00% of the commitments in respect of the Exit Loans, which shall be earned, due and payable on the closing date of the Exit Loans.

Roll Up:	On the date of entry of the DIP Order, $225 million in principal amount of the Prepetition Term Loans held by the DIP Lenders (or their applicable designees) shall be rolled up into the DIP Facility in accordance with each such DIP Lender’s (or its applicable designee’s) share of the DIP Facility. On the date of the Subsequent Borrowing, an additional $225 million of principal amount of the Prepetition Term Loans held by the DIP Lenders (or their applicable designees) shall be rolled up into the DIP Facility on a dollar-for-dollar basis in accordance with each such DIP Lender’s (or its applicable designee’s) share of the DIP Facility. Except with respect to the Exit Premium, the premiums set forth above shall only be payable with respect to the $450 million “new money” portion of the DIP Facility and shall not be payable with respect to any rolled up Prepetition Term Loans. Notwithstanding the foregoing, in the event that any DIP Lender (or any of its designees) does not hold sufficient Prepetition Term Loans to fully participate in the roll up on a pro rata basis based on its pro rata share of the funded Loans, such DIP Lender (or its applicable designee) shall be permitted to roll up its Prepetition First Lien Notes to the extent necessary to achieve such pro rata share of the roll up.

Adequate Protection:	As adequate protection for any diminution in the value of the interests of the Prepetition Term Loan Lenders and the Prepetition First Lien Noteholders in the collateral securing the Prepetition Term Loan Credit Agreement and the Prepetition First Lien Noteholders in the collateral securing the Prepetition

First Lien Notes Indenture, respectively, the Prepetition Term Loan Lenders and the Prepetition First Lien Noteholders will receive, subject in all cases to the Carve-Out, the following as adequate protection: (A) the payment of the reasonable and documented out-of-pocket fees and expenses of legal counsel and financial advisors retained by the Prepetition Term Loan Lenders that are also DIP Lenders, (B) cash payments of accrued and unpaid interest on the Prepetition Term Loans and Prepetition First Lien Notes upon entry of the DIP Order and each date thereafter on which such interest payment would otherwise become due under the Prepetition Term Loan Credit Agreement or Prepetition First Lien Notes Indenture, as applicable, (C) validly perfected liens on and security interests in the Debtors’ post-petition Collateral junior only to the liens granted to the DIP Lenders under the DIP Facility and existing valid, perfected, and superior liens in the Collateral held by other creditors (including, for the avoidance of doubt, the liens of the Prepetition ABL Lenders with respect to the ABL Priority Collateral) and (D) a superpriority administrative expense claim as contemplated by section 507(b) of the Bankruptcy Code, which claim shall have priority over all priority claims (other than the claims of the DIP Lenders under the DIP Facility) and unsecured claims against the Debtors and their estates, now existing or hereafter arising, of any kind or nature whatsoever, including, without limitation, administrative expenses of the kinds specified in or ordered pursuant to sections 105, 326, 328, 330, 331, 503(a), 506(c), 507(a), 507(b), 546(c), 726(b), and 1114 of the Bankruptcy Code or otherwise (collectively, “Adequate Protection”).

Optional Prepayments and Commitment Reductions:	The DIP Borrower may, upon at least one business day’s notice, prepay or terminate in full (but not in part), with the payment of the Exit Premium but without other premium or penalty, subject to breakage costs, if applicable, the outstanding Loans and unfunded commitments. Once repaid, Loans may not be re-borrowed.

Mandatory Prepayments:	Mandatory prepayments of the Loans customary for similar debtor-in-possession financings shall be required, including, in an amount equal to (a) 100% of insurance and condemnation proceeds, (b) 100% of net cash proceeds from the issuance of post-petition indebtedness not permitted by the DIP Credit Agreement and (c) 100% of the net cash proceeds of any sale of assets constituting Collateral and other asset sales (without any reinvestment rights, but subject to de minimis dollar carveouts to be agreed, but subject, in the case of

ABL Priority Collateral (or proceeds thereof), to prior repayment of the Prepetition ABL Credit Agreement solely to the extent required pursuant to the Cash Collateral Arrangements).

All voluntary prepayments and mandatory prepayments (within one business day of receipt thereof) shall be applied as follows: first, to pay accrued and unpaid interest on, and expenses in respect of, the obligations under the DIP Facility, to the extent then due and payable; and second, to any principal amounts or other obligations (including the Exit Premium) which are outstanding under the DIP Facility. Other than the Exit Premium, there shall be no premium or penalty payable in connection with mandatory prepayments.

Security:	All amounts owing by the DIP Borrower under the DIP Facility and by the Guarantors in respect thereof will be secured by a perfected security interest in, with the priority described below under “Priority,” and lien on substantially all of the Debtors’ tangible and intangible assets, including, without limitation, the following (collectively, the “Collateral”): accounts receivable, equipment, inventory, contracts, fee owned and ground leased real estate, real property leaseholds, investment property, insurance proceeds, deposit accounts (other than payroll, trust and tax accounts), monies, equity interests of subsidiaries of each Debtor and the products and proceeds thereof and, upon entry of the DIP Order, any proceeds of avoidance actions available to the Debtors’ bankruptcy estates pursuant to the Bankruptcy Code, subject to certain exclusions to be mutually agreed. Notwithstanding anything to the contrary, no mortgages shall be required and perfection on the Collateral shall be obtained solely through entry of the DIP Order.

Priority:

Subject in all cases to the Carve-Out and certain exclusions to be mutually agreed, all amounts owing by the DIP Borrower under the DIP Facility and by the Guarantors in respect thereof shall at all times:

(a) pursuant to section 364(c)(1) of the Bankruptcy Code, be entitled to joint and several superpriority administrative expense claims status in the Chapter 11 Cases;

(b) pursuant to section 364(c)(2) of the Bankruptcy Code, be secured by a perfected first priority lien on all Collateral that is not subject to valid, perfected, and non-avoidable liens as of the Petition Date, including all unencumbered fee-owned, ground-leased and space-leased real estate, and including upon entry of the DIP Order, any proceeds of avoidance actions available to the Debtors’ bankruptcy estates pursuant to the Bankruptcy Code;

(c)    (i) pursuant to section 364(d) of the Bankruptcy Code, be secured by a perfected first priority and priming lien on all collateral that secures obligations under the Prepetition Term Loan Credit Agreement (other than ABL Priority Collateral, as defined in the ABL Intercreditor Agreement (“ABL Priority Collateral”)) and (ii) pursuant to section 364(c)(3) of the Bankruptcy Code, be secured by a perfected second priority lien on all ABL Priority Collateral, junior only to the lien securing the claims in respect of the Prepetition ABL Credit Agreement (“Prepetition Collateral”); and

(d) pursuant to section 364(c)(3) of the Bankruptcy Code, be secured by a perfected second priority lien on all other property of the Debtors that is subject to valid and perfected liens in existence as of the Petition Date (including liens (if any) perfected subsequent to the Petition Date as permitted by and in accordance with section 546(b) of the Bankruptcy Code) but with a priority immediately junior to such liens.

Such liens shall be senior to all administrative expenses of the kind specified in sections 503(b) and 507(b) of the Bankruptcy Code.

All liens authorized and granted pursuant to the DIP Order, as applicable, in each case, entered by the Bankruptcy Court approving the DIP Facility shall be deemed effective and perfected as of the Petition Date, and no further filing, notice or act will be required to effect such perfection. The DIP Lenders, or the DIP Agent on behalf of the DIP Lenders, shall be permitted, but not required, to make any filings, deliver any notices or take any other acts as may be desirable under state law or other law in order to reflect the perfection and priority of the DIP Lenders’ claims described herein.

Carve-Out:	See Schedule II to this DIP Term Sheet.

Conditions Precedent to Initial Borrowing:

The Operative Documents will contain customary conditions precedent to the Initial Borrowing under the DIP Facility and other conditions deemed by the DIP Agent to be appropriate to the specific transaction, and in any event, including, without limitation:

(a)   The execution of the RSA and the filing of the executed RSA.

(b)   The preparation, authorization and execution of the Operative Documents with respect to the DIP Facility, in form and substance satisfactory to the DIP Agent.

(c)   No later than 18 calendar days after the Petition Date, the Bankruptcy Court shall have entered a final order approving the DIP Facility on a final basis (the “DIP Order”), in form and substance satisfactory to the DIP Agent in their sole discretion as confirmed by the DIP Agent in writing, authorizing and approving the DIP Facility and the transactions contemplated hereby, including Adequate Protection and the DIP Order shall be in full force and effect and shall not have been vacated, reversed, modified, amended or stayed without the prior written consent of the DIP Agent.

(d)   All premiums, fees and documented out-of-pocket fees and expenses (including fees and expenses of counsel and financial advisors) required to be paid to the DIP Lenders and DIP Agent (and with respect to which invoices have been received by the Debtors at least one (1) business day before the Closing Date) on or before the Closing Date (whether incurred before or after the Petition Date and including estimated fees and expenses through the Closing Date) shall have been paid.

(e)   The delivery of a 13-week cash flow projection (the “Initial DIP Budget”) in form and substance reasonably satisfactory to the DIP Agent in its reasonable discretion as confirmed by the DIP Agent in writing. Such Initial DIP Budget and all updates thereto (in accordance with reporting requirements described herein) shall include the same line item detail as provided in the Alix Partners 13 week cash flow provided on May 13, 2020 prepetition, and will forecast, on a weekly basis, the period commencing May 17, 2020 through the end of the fiscal month following the last week of such 13-week period, and on a monthly basis for each month thereafter through the Maturity Date; provided that with the written consent and approval of the DIP Agent the Initial Budget may be updated by the DIP Borrower no more than once per month, which update shall be effective three calendar days following delivery to the DIP Agent except to the extent objected to by the DIP Agent in writing. Upon effectiveness, such updated budget shall thereupon become the “budget” for purposes of the DIP Facility (as so approved, the “Budget”).

(f)   The Debtors shall have obtained requisite consents from the Prepetition ABL Agent and the Prepetition ABL Lenders to the use of cash collateral in the Chapter 11 Cases in an amount and on terms satisfactory to the Prepetition ABL Agent, the Prepetition ABL Lenders and the DIP Lenders, or the Bankruptcy Court shall have entered a cash collateral order acceptable to the DIP Agent (the “Cash Collateral Order”). For the avoidance of doubt the DIP Agent may not determine the Cash Collateral Order is not acceptable solely on account of the Prepetition ABL Agent and the Prepetition ABL Lenders not consensually consenting to the use of such cash collateral.

(g)   Subject to a post-closing period to be agreed upon, the DIP Agent shall have received endorsements naming the DIP Agent as additional insureds, loss payee, lender loss payee and mortgagee under all insurance policies to be maintained with respect to the properties of the Debtors forming part of the Collateral.

(h)   The DIP Agent shall have a valid and perfected lien on and security interest in the Collateral with the priority described herein. All filings, recordations and searches necessary or desirable in connection with such liens and security interests shall have been duly made; and all filing and recording fees and taxes shall have been duly paid.

(i) Since January 31, 2020, there shall not exist any action, suit, investigation, litigation or proceeding pending (other than the Chapter 11 Cases) or threatened in any court or before any arbitrator or governmental authority that, in the opinion of the DIP Agent, affects any of the transactions contemplated hereby, or that has or could be reasonably likely to have a material adverse change or material adverse condition in or affecting the businesses, assets, operations or condition (financial or otherwise) of any of the Debtors and their respective direct and indirect subsidiaries or any of the transactions contemplated hereby; provided, that none of (i) the Chapter 11 Cases, the events and conditions leading up to the Chapter 11 Cases, or their reasonably anticipated consequences, (ii) the actions required to be taken pursuant to the DIP Credit Agreement, the RSA, the DIP Order, or the Cash Collateral Order, or (iii) the occurrence of the COVID-19 pandemic or the impacts thereof on the business, financial condition or results of the DIP Borrower or its subsidiaries shall constitute a “material adverse effect” for any purpose.

(j) No default or event of default shall exist under the Operative Documents.

(k)   The representations and warranties of the DIP Borrower and each Guarantor under the Operative Documents shall be true and correct in all material respects after giving effect to such funding.

(l) The making of such Loan shall not violate any requirement of law and shall not be enjoined, temporarily, preliminarily or permanently.

(m) The DIP Agent shall have received all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the U.S. Patriot Act.

(n)   No later than five business days after the Petition Date, the Debtors shall have filed a motion seeking the retention of AlixPartners LLP as the Debtors’ restructuring advisor and Lazard as the Debtors’ investment banker.

(o)   An order approving the Debtors’ cash management system, the form of which is reasonably acceptable to the DIP Agent, shall have been entered by the Bankruptcy Court.

(p)   Orders approving customary “first day” relief, the form of which is reasonably acceptable to the DIP Agent, shall have been entered by the Bankruptcy Court.

(q)   The Debtors shall not have entered into, or made any payment in respect of, any critical vendor agreements or otherwise entered into any agreement to pay, or made on a postpetition basis any payment in respect of, any prepetition trade obligations except as consented to by the DIP Agent pursuant to an order of the Bankruptcy Court (which may be via consent to the “first day” orders).

(r)   Other customary conditions to be mutually agreed.

Conditions Precedent to The Subsequent Borrowing:

On the funding date of the Subsequent Borrowing, the following conditions precedent shall have been satisfied:

(a)   The RSA shall be in full force and effect.

(b)   No default or event of default shall exist under the Operative Documents.

(c)   The representations and warranties of the DIP Borrower and each Guarantor under the Operative Documents shall be true and correct in all material respects after giving effect to such funding (except to the extent such representation relates to an earlier date, in which case such representation shall have been true and correct in all material respects as of such date).

(d)   The making of such Loan shall not violate any requirement of law and shall not be enjoined, temporarily, preliminarily or permanently.

(e)   The DIP Agent shall have received a borrowing notice, substantially in the form as attached to the DIP Credit Agreement, at least three business days in advance of the requested borrowing.

(f)   The DIP Order shall have been entered by the Bankruptcy Court, shall be in full force and effect and shall not have been vacated, reversed, modified, amended or stayed without the prior written consent of the DIP Agent.

(g)   All premiums, fees and documented out-of-pocket fees and expenses (including fees and expenses of counsel and financial advisors) required to be paid to the DIP Lenders and the DIP Agent on or before the date of such funding shall have been paid in cash.

(h)   The Debtors shall be in compliance with the Operative Documents and the DIP Milestones; provided that the DIP Milestones relating to the Business Plan (other than the receipt of the Business Plan and the Business Plan Parameters in accordance with the DIP Milestones) shall not be a condition precedent to the funding of the Subsequent Borrowing into the Escrow Account; provided, further, that no Drawn Funds in respect of the Subsequent Borrowing shall be permitted to be withdrawn from the Escrow Account until the Business Plan has been approved or disapproved in accordance with the DIP Milestones, with (i) $225 million permitted to be withdrawn from the Escrow Account commencing July 15, 2020 in accordance with the Budget if the Business Plan is approved in accordance with the DIP Milestones or (ii) upon the occurrence of a Toggle Event, $50 million shall remain in the Escrow Account in connection with a toggle to a 363 sale, with the release of such $50 million from the Escrow Account subject to agreement among the DIP Borrower, the DIP Agent and the Prepetition ABL Agent to an acceptable 363 sale budget and released in amounts and at times in accordance with such budget, and $175 million shall be released from the Escrow Account to the DIP Lenders within 2 business days of the date of the occurrence of such Toggle Event.

Representations and Warranties:	The Operative Documents will contain representations and warranties that are (a) customary for similar debtor-in-possession financings and (b) and additional representations and warranties required by the DIP Lenders as mutually agreed with the Debtors.

Reporting Requirements:	The Operative Documents will contain financial reporting requirements that are customary for similar debtor-in-possession financings, including, without limitation, (i) monthly updates of the Budget for each fiscal month of the Debtors to be provided within five business days following the end of any fiscal month of the Debtors, (ii) all financial, operating and other reporting provided to the Prepetition ABL Lenders during the Chapter 11 Cases, including pursuant to the Cash Collateral Order, as and when so provided, (iii) a weekly cash flow forecast budget to actuals for each line item in a form to be attached to the DIP Credit Agreement and otherwise acceptable to the DIP Agent, with management commentary on any individual line item with a positive or negative variance of 5.0% or more as compared to the Budget (unless the dollar amount corresponding to such percentage variance is less than $1,000,000, in which case no management commentary shall be required) (the “Weekly Variance Report”), (iv) monthly delivery of operating statements and balance sheets for the Debtors and their consolidated subsidiaries within 15 business days following the end of the applicable period, (v) quarterly store-level operating statements for all properties within 45 days following the end of the applicable period and (vi) reasonable reporting requirements to be agreed with respect to professional fee monitoring no later than June 15, 2020.

The Operative Documents will contain additional requirements that the Debtors’ counsel provide advance copies of all pleadings and/or filings in the Chapter 11 Cases to be made by the Debtors. The Debtors shall also provide copies of any monthly reporting provided to the Bankruptcy Court or the U.S. Trustee.

Other Maintenance Covenants:

The Debtors shall not pay any expenses or other disbursements other than those set forth in the Budget.

The DIP Borrower’s cumulative actual receipts shall not be less than 85% of budgeted receipts for the corresponding test period (the “Permitted Collections Budget Variances”).

The DIP Borrower’s cumulative actual disbursements (excluding professional fees) will be not more than 12.5% greater than the budgeted disbursements for the corresponding test period (the “Permitted Expenditures Budget Variances”).

The DIP Borrower’s cumulative actual disbursements to merchandise vendors (domestic and foreign) will not be more than 10% greater than the budgeted disbursements for the corresponding test period (the “Permitted Inventory Budget Variances”).

The Permitted Collections Budget Variances, Permitted Expenditures Budget Variances, and Permitted Inventory Budget Variances, collectively the “Budget Variances”, in each case, as set forth in the then operative Budget. Notwithstanding anything to the contrary herein, the Debtors and Required Lenders shall agree to include provisions in the Operative Documents providing for the implementation of increased Permitted Expenditures Budget Variances and Permitted Inventory Budget Variances, in each case, in the event that the Debtors are able to more rapidly open store locations than anticipated in the Initial DIP Budget; provided, that Permitted Collections Budget Variances shall be adjusted accordingly to the extent agreed.

The Budget Variances shall each be tested (i) first, on June 6, 2020 on a cumulative basis for the prior two weeks, (ii) second, on June 13, 2020 on a cumulative basis for the prior three weeks, and (iii) at the end of each week thereafter on a cumulative four week basis for the prior four weeks. The Debtors shall deliver a Weekly Variance Report to the DIP Agent by 12:00 p.m., Eastern time, on Friday of each week.

Simultaneously with the delivery of the Weekly Variance Report, the DIP Borrower shall report on consolidated unrestricted book cash as of the end of the preceding week (as reported in the Weekly Variance Report), which shall not be less than $50 million.

By June 1, 2020, the DIP Borrower and its real estate advisors will present to the DIP Agent and the DIP Lenders a summary of lease renegotiation discussions with content of such presentation to be acceptable to the DIP Agent with landlords, including the asks made of each landlord by property. Thereafter, the DIP Borrower shall report on a weekly basis the status of lease renegotiations by property, including any settlements achieved with any landlords by property, to the DIP Agent and the DIP Lenders, with associated terms of such settlements acceptable to the DIP Agent.

By July 1, 2020, the DIP Borrower and its real estate advisors will present to the DIP Agent and the DIP Lenders a proposed monetization strategy of the DIP Borrower’s fee-owned and ground-leased real estate assets, including any offers or indications of value received by property for the last 12 months. Thereafter, the DIP Borrower shall report on a bi-weekly basis any offers or indications of value received by property to the DIP Agent and the DIP Lenders.

Process for construct for monthly reporting on allocation of disbursements by entity to be agreed between Required Lenders and the DIP Borrower by June 15, 2020, which shall be implemented as promptly as practical thereafter and provided on a monthly basis once implemented.

Affirmative Covenants:	The Operative Documents will contain (a) affirmative covenants that are customary for similar debtor-in-possession financings and (b) additional affirmative covenants required by the DIP Lenders and mutually agreeable to the Debtors and shall, in any event, include without limitation (i) the advance delivery of all material pleadings, motions and other material documents filed with the Bankruptcy Court on behalf of the Debtors in the Chapter 11 Cases to the DIP Lenders and their counsel, (ii) compliance with Budget covenants consistent with the section titled “Budget and Variances,” (iii) compliance with the DIP Milestones in the administration of the Chapter 11 Cases, (iv) update meetings and/or calls with the Debtors’ senior management and advisors and the DIP Lenders no less than weekly if requested and (v) one or more members of the Debtors’ senior management team shall be available for discussion with the DIP Lenders upon reasonable notice.

Negative Covenants:	The Operative Documents will contain negative covenants that are (a) customary for similar debtor-in-possession financings and (b) additional negative covenants required by the DIP Lenders and mutually agreeable to the Debtors, and including, without limitation, restrictions on (i) incurrence of additional debt and liens (it being understood that any debt secured by the ABL Priority Collateral on a senior basis shall be capped at the amount of the Prepetition ABL Credit Agreement as of the Petition Date, subject to providing the ability of the DIP Borrower to access renewals or replacements of letters of credit thereunder, in each case, subject to the requirements and terms of the Cash Collateral Order), (ii) asset sales, (iii) investments, (iv) restricted payments, (v) fundamental changes and (vi) affiliate transactions.

Events of Default:

The Operative Documents will contain (a) events of default that are customary for similar debtor-in-possession financings and (b) additional events of default required by the DIP Lenders and mutually agreeable to the Debtors (collectively, the “Events of Default”) and shall, in any event, include without limitation the following (subject to mutually agreeable grace periods as applicable):

(i)  failure to make any payment when due under the Operative Documents;

(ii)   noncompliance with covenants or breaches in any material respect of representations and warranties, in either case, under the Operative Documents;

(iii)   cross-default to any prepetition indebtedness in a principal amount above a threshold to be agreed that is not stayed by the automatic stay in the Chapter 11 Cases;

(iv)  failure to satisfy or stay execution of judgments above a threshold to be agreed;

(v)    the existence of certain employee benefit or environmental liabilities,, which would constitute a material adverse effect;

(vi)  impairment of the Operative Documents or the security interests described in “Security” above;

(vii)  change of ownership or control;

(viii)   a trustee or receiver shall have been appointed in one or more of the Chapter 11 Cases;

(ix)  appointment of a responsible officer or examiner with enlarged powers relating to the operation of the business of any Debtor;

(x)    granting of relief from any stay of proceeding (including the automatic stay) so as to allow a third party to proceed against any asset of the Debtors in an amount in excess of $1,000,000 in the aggregate;

(xi)  entry of an order granting any superpriority claim which is senior to or pari passu with the DIP Lenders’ claims under the DIP Facility without the prior consent of the DIP Agent (other than as described under the caption “Priority” above);

(xii)  any termination of the RSA as to all parties thereto, except as to any individual DIP Lender pursuant to Section 12.03 of the RSA;

(xiii)   any Debtor shall have filed, proposed, or supported a plan of reorganization, plan of liquidation, or a motion seeking to approve a sale of any material portion of the Collateral, in each case unless contemplated by, and in accordance with, the RSA or as otherwise agreed to by the DIP Agent;

(xiv) entry of an order staying, reversing, vacating or otherwise modifying, without the prior written consent of the DIP Agent, the DIP Facility, or the DIP Order;

(xv)   payment of, or granting adequate protection with respect to, prepetition debt (other than as contemplated by the Operative Documents) unless otherwise agreed by the DIP Agent;

(xvi) cessation of liens or superpriority claims granted with respect to the Collateral securing the Debtors’ obligations in respect of the DIP Facility to be valid, perfected and enforceable in all respects with the priority described herein;

(xvii)  failure to comply with this DIP Term Sheet, the Operative Documents or any of the DIP Milestones; and

(xviii)  entry into, or the making of any payment in respect of, any critical vendor agreements or otherwise entry into any agreement to pay, or the making of any payment in respect of, any prepetition trade obligations except as consented to by the DIP Agent (which may be via consent to the “first day” orders).

Remedies:

Upon the occurrence and during the continuance of an Event of Default:

(a)   the Required Lenders (as defined below) may direct the DIP Agent, in their discretion, to immediately take any or all of the following actions: (i) deliver a notice of an Event of Default; (ii) charge the Default Rate of interest on the Loans and other outstanding obligations; and (iii) terminate all commitments under the DIP Facility; and

(b)   upon five (5) business days’ written notice from the DIP Lenders, in their sole and absolute discretion, the automatic stay of section 362 of the Bankruptcy Code shall be terminated without further order of the Bankruptcy Court, without the need for filing any motion for relief from the automatic stay or any other pleading, for the limited purpose of permitting the DIP Lenders Trustee, and counsel to the to do any of the following: (i) foreclose on the Collateral; (ii) enforce all of the guaranty rights; (iii) accelerate all Loans and other outstanding obligations under the DIP Facility; and (iv) declare the principal of and accrued interest, premiums, fees and expenses constituting the obligations under the DIP Facility to be due and payable. Section 362 relief from the stay in favor of the DIP Lenders shall be embodied in any order approving the DIP Facility and the use of cash collateral. At any hearing addressing the exercise of remedies by the DIP Lenders under the Operative Documents, the only objection that may be raised by the Debtors or the Committee shall be whether an Event of Default has in fact occurred and is continuing, and the Debtors and the Committee shall waive their right to seek any relief, whether under section 105 of the Bankruptcy Code or otherwise, that would in any way impair, limit, restrict or delay the rights and remedies of the DIP Agent under the Operative Documents.

Milestones:

The DIP Borrower shall comply with the following chapter 11 milestones which Milestones may be extended in writing by the DIP Agent in its sole and absolute discretion (the “Milestones”):

(a)   on the Petition Date, the Debtors shall have filed a motion seeking approval of the DIP Facility;

(b)   no later than 14 business days following the Petition Date, the Debtors shall have filed a motion to retain Brokers acceptable to the Required Lenders;

(c)   no later than 18 calendar days after the Petition Date, the Bankruptcy Court shall enter an order approving the DIP Credit Agreement, in form and substance satisfactory to the DIP Agent in its discretion as confirmed by the DIP Agent in writing;

(d)   no later than 18 calendar days after the Petition Date, the Bankruptcy Court shall have entered the DIP Order;

(e)   no later than June 15, 2020, the Debtors will have delivered a Lease Optimization Plan and an Owned Real Estate Optimization Plan, each in form and substance acceptable to the Required Lenders;

(f)   no later than June 15, 2020 the Debtors shall have delivered proposed processes and parameters related to a proposed business plan (the “Business Plan”) including those related to vendor agreements, lessor agreements, and go-forward self-funding capability (the “Business Plan Parameters”) to the DIP Lenders;

(g)   no later than June 20, 2020 the Debtors and the Required Lenders shall have agreed on acceptable Business Plan Parameters;

(h)   no later than July 8, 2020, the Debtors shall have delivered a Business Plan (consistent with the agreed acceptable Business Plan Parameters) to the DIP Lenders;

(i) no later than July 14, 2020, the Debtors and the Required Lenders shall have agreed on an acceptable Business Plan;

(j) no later than 90 days after the Petition Date, the Debtors will (unless otherwise provided for in the RSA) have filed either (A) a motion seeking approval of a disclosure statement with respect to a chapter 11 plan that is acceptable to the DIP Agent or (B) a motion seeking approval of bidding procedures and a sale that is acceptable to the DIP Agent;

(k)   no later than 130 days after the Petition Date, the Bankruptcy Court shall have entered an order acceptable to the DIP Agent either approving (A) an acceptable disclosure statement or (B) acceptable bidding procedures;

(l) no later than 160 days after the Petition Date, the Bankruptcy Court shall have entered one or more orders acceptable to the DIP Agent either (A) confirming an acceptable chapter 11 plan or (B) approving an acceptable sale or sales; and

(m) no later than November 15, 2020 the Plan Effective Date shall have occurred.

Toggle Event:

A “Toggle Event” shall occur if either: (x) by July 15, 2020, the failure of 66.7% of the DIP Lenders to approve the Business Plan or (y) by August 15, 2020, the Debtors shall have failed to obtain binding commitments for all third-party financing (on terms acceptable to the Required Lenders) necessary to finance Business Plan in accordance with the other plan provisions of the RSA Term Sheet.

Upon a failure of such condition, the Debtors shall immediately cease pursing the Plan and instead pursue a 363 sale of all of their assets unless otherwise instructed by the Required Lenders and shall seek approval of any relief required to undertake such 363 sale on an expedited basis.

Indemnification:	The DIP Borrower shall indemnify and hold harmless the DIP Agent, each DIP Lender, each of their respective affiliates and each of their respective officers, directors, partners, security-holders, employees, agents, advisors, attorneys and representatives (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including all reasonable and documented fees, expenses and disbursements of their respective specified legal counsel, specified financial advisors or other specified professionals retained by the DIP Agent or DIP Lenders, in each case as agreed and specifically set forth in the Commitment Letter and the Operative Documents1), joint or several, that may be incurred by or asserted or awarded against any Indemnified Party (including in connection with or relating to any investigation, litigation or proceeding or the preparation of any defense in connection therewith), in each case, arising out of or in connection with or by reason of the DIP Facility, the Operative Documents or any of the transactions contemplated thereby, or any actual or proposed use of the

[1]	In all cases, DB, Hillco, Houlihan, Milbank, S&C and others to be determined.

proceeds of the DIP Facility, or any operation of any business by any Debtor. In the case of an investigation, litigation or other proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the DIP Borrower, any of its directors, security-holders or creditors, an Indemnified Party or any other person, or an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated.

Expenses:	Each Debtor shall jointly and severally be obligated to pay all reasonable and documented out-of-pocket costs and expenses of the DIP Lenders and the DIP Agent, including all reasonable and documented fees, expenses and disbursements of their respective specified legal counsel, specified financial advisors or other specified professionals retained by the DIP Agent or DIP Lenders, in each case as agreed and specifically set forth in the Commitment Letter and the Operative Documents[2], in connection with (a) the discussion, negotiation, preparation, execution and delivery of any documents in connection with the proposed financing contemplated by this DIP Term Sheet, including the Operative Documents and the funding of all Loans under the DIP Facility, the administration of the DIP Facility and any amendment, modification or waiver of any provision of the Operative Documents, (b) the interpretation, enforcement or protection of any of their rights and remedies under the Operative Documents or (c) the Chapter 11 Cases.

Other Bankruptcy Matters:

The DIP Order shall be in form and substance reasonably satisfactory to the DIP Agent as confirmed by the DIP Agent in writing (it being understood that any communication by email shall suffice), and all motions relating thereto, shall be in form and substance reasonably satisfactory to the DIP Agent in its discretion and, unless otherwise agreed by the DIP Agent in writing, shall include the following provisions:

(a)   modifying the automatic stay to permit the creation and perfection of the DIP Lenders’ liens on the Collateral;

(b)   prohibiting the assertion of claims arising under section 506(c) of the Bankruptcy Code against any of the DIP Agent, the DIP Lenders, the Prepetition Term Loan Agent, the Prepetition Term Loan Lenders, the Prepetition First Lien Notes Trustee, the Prepetition First Lien Noteholders or, except as expressly permitted therein, the commencement by the Debtors of other actions adverse to the DIP Agent, the DIP Lenders, the Prepetition Term Loan Agent, the Prepetition Term Loan Lenders, the Prepetition First Lien Notes Trustee, the Prepetition First Lien Noteholders or any of their respective rights and remedies under the DIP Facility, the Prepetition Term Loan Credit Agreement or the Prepetition First Lien Notes Indenture, as applicable, the DIP Order, or any other order;

[2]	In all cases, DB, Hillco, Houlihan, Milbank, S&C and others to be determined.

(c)   prohibiting the incurrence of any debt with priority equal to or greater than the DIP Facility;

(d)   prohibiting any granting or imposition of liens senior to the liens granted under the Operative Documents;

(e)   authorizing and approving the DIP Facility and the transactions contemplated thereby, including the granting of the superpriority status, security interests and liens and the payment of all premiums and fees, referred to herein;

(f)   acknowledging the validity and enforceability of the Prepetition Term Loan Credit Agreement and the Prepetition First Lien Notes Indenture, the debt outstanding thereunder and the liens granted in connection therewith;

(g)   waiving any and all claims or causes of action against the Prepetition Term Loan Agent, the Prepetition Term Loan Lenders, the Prepetition First Lien Notes Trustee and the Prepetition First Lien Noteholders, whether arising prior to or after the Petition Date including, without limitation, any lender or noteholder liability claims, any subordination claims or any claims under any non-disclosure or confidentiality agreement;

(h)   providing that the DIP Lenders and their respective counsel, advisors and consultants shall be entitled to the benefit of a “good faith” finding pursuant to section 364(e) of the Bankruptcy Code;

(i) providing that the DIP Lenders, the Prepetition First Lien Lenders and the Prepetition First Lien Noteholders reserve the right to credit bid (pursuant to section 363(k) of the Bankruptcy Code and/or applicable law) the Loans (including any prepetition loans or notes rolled-up) and the Prepetition First Lien Obligations, in each case, in whole or in part, in connection with any sale or disposition of assets in the Chapter 11 Cases and shall not be prohibited from making such credit bid “for cause” under section 363(k) of the Bankruptcy Code;

(j) providing that the Prepetition Term Loan Lenders, the Prepetition Term Loan Agent, the Prepetition First Lien Notes Trustee and the Prepetition First Lien Noteholders are entitled to all of the benefits of section 552(b) of the Bankruptcy Code and that the “equities of the case” exception thereunder shall not apply to any of the Prepetition Term Loan Lenders, the Prepetition Term Loan Agent, the Prepetition First Lien Notes Trustee or the Prepetition First Lien Noteholders with respect to proceeds, product, offspring, or profits of any of the collateral securing the Prepetition Term Loan Credit Agreement or the Prepetition First Lien Notes Indenture; and

(k)   providing that in no event shall any of the Prepetition Term Loan Agent, the Prepetition Term Loan Lenders, the Prepetition First Lien Notes Trustee, the Prepetition First Lien Noteholders the DIP Agent or the DIP Lenders be subject to the equitable doctrine of “marshaling” or any similar doctrine with respect to the Collateral.

Assignments:	Customary for similar debtor-in-possession financings; provided that if no Event of Default has occurred and is continuing, the DIP Borrower’s consent shall be required (except with respect to an assignment to any other DIP Lender or any entity described in the definition of DIP Lender) for assignments of the Loans, which such consent shall not be unreasonably withheld, conditioned or delayed, and the DIP Borrower shall deemed to consent to any such assignment if it is has failed to respond to any such request for consent within five business says thereof.

Required Lenders:	DIP Lenders, as of any date of determination, holding greater than 50% of the outstanding Loans and commitments under the DIP Facility (the “Required Lenders”); provided that the consent of each DIP Lender adversely affected thereby shall be required to any amendment or modification (i) to extend the final maturity of any Loan, (ii) to waive, reduce or postpone any scheduled repayment (but not prepayment) of any Loan, (iii) to reduce the rate of interest on any Loan (other than any waiver of default interest) or any premium set forth in this DIP Term Sheet, (iv) to the definition of Pro Rata Allocation or

(v) that adversely and disproportionately affects such DIP Lender in a material respect relative to the other DIP Lenders taken as a whole (it being understood that, for the avoidance of doubt, any DIP Lender declining an opportunity or option offered ratably to all DIP Lenders shall not constitute disproportionate treatment for purposes of this clause (v)); provided, further, that in each case such adversely affected DIP Lender is in compliance with its funding obligations under the Commitment Letter; provided, further, that any amendment or modification of any of the dates or consents in clauses (f), (g), (h) or (i) of the DIP Milestones related to the Business Plan, the Toggle Event or the funding the Subsequent Borrowing will require the consent of 66.7% of the DIP Lenders.

Governing Law and Submission to Jurisdiction:	State of New York. Exclusive jurisdiction of the Bankruptcy Court, including with respect to the exercise of the remedies by the DIP Lenders and preservation of the value of the Collateral.

Counsel to the DIP Lenders:	Milbank LLP.

Local Counsel to the DIP Lenders:	To be determined.

Counsel to the DIP Agent:	Arnold & Porter.

Schedule II

DIP Carve Out

(a)    Notwithstanding anything to the contrary in this Final Order, the Debtors’ obligations to the DIP Secured Parties and [Prepetition Secured Parties] and the liens, security interests, and superpriority claims granted herein, under the DIP Loan Documents, and/or under the Prepetition Loan Documents, including the DIP Liens, the DIP Superpriority Claims, the Adequate Protection Liens, the Adequate Protection Claims, and the Prepetition Liens, shall be subject in all respects and subordinate to the Carve Out.

(b)    As used in this Order, the “Carve Out” means the sum of (i) all fees required to be paid to the Clerk of the Court and to the Office of the United States Trustee under section 1930(a) of title 28 of the United States Code plus interest at the statutory rate (without regard to the notice set forth in (iii) below); (ii) all reasonable fees and expenses up to $25,000 incurred by a trustee under section 726(b) of the Bankruptcy Code (without regard to the notice set forth in (iii) below); (iii) to the extent allowed at any time, whether by interim order, procedural order, or otherwise, all unpaid fees and expenses (including any restructuring, sale, success, or other transaction fee of any investment bankers or financial advisors of the Debtors or any Official Committee) (the “Allowed Professional Fees”) incurred by persons or firms retained by the Debtors pursuant to section 327, 328, or 363 of the Bankruptcy Code (the “Debtor Professionals”) and the Creditors’ Committee pursuant to section 328 or 1103 of the Bankruptcy Code (the “Committee Professionals” and, together with the Debtor Professionals, the “Professional Persons”) at any time before or on the first business day following delivery by the DIP Agent of a Carve Out Trigger Notice (as defined below), whether allowed by the Court prior to or after delivery of a Carve Out Trigger Notice; and (iv) Allowed Professional Fees of Professional Persons in an aggregate amount not to exceed $4,000,000 incurred after the first business day following delivery by the DIP Agent of the Carve Out Trigger Notice, to the extent allowed at any time, whether by interim order, procedural order, or otherwise (the amounts set forth in this clause (iv) being the “Post-Carve Out Trigger Notice Cap”). For purposes of the foregoing, “Carve Out Trigger Notice” shall mean a written notice delivered by email (or other electronic means) by the DIP Agent to the Debtors, their lead restructuring counsel, the U.S. Trustee, and counsel to the Creditors’ Committee, which notice may be delivered following the occurrence and during the continuation of an Event of Default and acceleration of the DIP Obligations under the DIP Facility, stating that the Post-Carve Out Trigger Notice Cap has been invoked.

(c)    Carve Out Reserves. The Debtors shall establish and fund a segregated account (the “Funded Reserve Account”) for purposes of funding the Carve Out. The Funded Reserve Account will be funded first from the [DIP Proceeds Account], then from the DIP Priority Collateral. Notwithstanding anything to the contrary in this Order, the DIP Documents, or the Prepetition Loan Documents, (i) in no circumstances (which, for the avoidance of doubt, includes, but is not limited to, an Event of Default or a termination of the DIP Credit Agreement or DIP Loan Documents) shall the Debtors be prohibited in any way from accessing or drawing upon the [DIP Proceeds Account] for the purpose of funding the Funded Reserve Account, and (ii) the [DIP Proceeds Account] shall not be ABL Priority Collateral or Prepetition ABL Collateral. Upon entry of this Order, the Debtors will deposit into the Funded Reserve Account an amount equal to the aggregate amount of Allowed Professional Fees projected to accrue from entry of this Order through June 30, 2020 (the “Initial Funded Reserve Amount”), which, for the avoidance of doubt, shall not include the Post-Carve Out Trigger Notice Cap. Commencing July 1, 2020 (or the first business day thereafter), on the first business day of each month, the Debtors shall deposit in the

Funded Reserve Account an amount equal to the aggregate amount of Allowed Professional Fees (excluding restructuring, sale, financing, or other success fees) projected to accrue for the following month in the Budget plus twenty percent of such aggregate amount of Allowed Professional Fees in the following month in the Budget (the “Monthly Funded Reserve Amount”). Each Professional Person may deliver to the Debtors a good-faith estimate of the cumulative total amount of unreimbursed fees and expenses incurred in the preceding month (each such statement, a “Fee Statement”), and to the extent the amount of Allowed Professional Fees accrued and claimed in a Fee Statement exceeds the Initial Funded Reserve Amount or the Monthly Funded Reserve Amount for the applicable period or month, respectively, and such fees and expenses have otherwise not been paid by the Debtors, the Debtors shall, within one business day, fund additional amounts into the Funded Reserve Account equal to the difference between, as applicable, the Initial Funded Reserve Amount or the Monthly Funded Reserve Amount and the amount accrued and claimed in the applicable Fee Statement (each, a “Top Off Amount”). At any time, if the Debtors in good faith believe a restructuring, sale, financing, or other success fee has been earned by a Professional Person and is then due and payable, the Debtors shall deposit in the Funded Reserve Account an amount equal to such fee. Upon entry of the Order, the Debtors shall deposit into the Funded Reserve Account an amount equal to (i) the Post Carve Out Trigger Notice Cap plus (ii) the amounts contemplated under (b)(i) and (ii) above. The Funded Reserve Account shall be maintained, and the funds therein (the “Funded Reserve Amount”) shall be held in trust for the benefit of Professional Persons. Any and all amounts in the Funded Reserve Account shall not be subject to any cash sweep and/or foreclosure provisions in the Prepetition Loan Documents or DIP Loan Documents and neither the [Prepetition Secured Parties] nor the DIP Secured Parties shall be entitled to sweep or foreclose on such amounts notwithstanding any provision to the contrary in the [Prepetition Loan Documents] or DIP Loan Documents. Notwithstanding the foregoing, any and all payments to Professional Persons allowed by the Court (excluding restructuring, sale, financing, or other success fees) shall be paid first from the Funded Reserve Account.

(d)    On the day on which a Carve Out Trigger Notice is given by the DIP Agent to the Debtors in accordance with paragraph [[        ](b)] above, with a copy to counsel to the Creditors’ Committee (the “Termination Declaration Date”), the Carve Out Trigger Notice shall constitute a demand to the Debtors to utilize all cash on hand as of such date and any available cash thereafter held by any Debtor, including cash in the DIP Proceeds Account, to fund a reserve in an amount equal to the then unpaid amounts of the Allowed Professional Fees in excess of the Funded Reserve Amount; provided that in the event that a Termination Declaration Date occurs, Professional Persons shall have two business days to deliver additional Fee Statements to the Debtors, and the Debtors shall fund into the Funded Reserve Amount and Top Off Amounts. The Debtors shall deposit and hold such amounts in the Funded Reserve Account in trust to pay such then unpaid Allowed Professional Fees (the “Pre-Carve Out Trigger Notice Reserve”) prior to any and all other claims. On the Termination Declaration Date, the Carve Out Trigger Notice shall also constitute a demand to the Debtors to utilize all cash on hand as of such date and any available cash thereafter held by any Debtor, including cash in the DIP Proceeds Account, after funding the Pre-Carve Out Trigger Notice Reserve, to fund a reserve in an amount equal to the Post Carve Out Trigger Notice Cap to the extent not already funded (including upon entry of the Order as set forth above). The Debtors shall deposit and hold such amounts in a segregated account at an institution designated by the DIP Agent in trust to pay such Allowed Professional Fees benefiting from the Post-Carve Out Trigger Notice Cap (the “Post Carve Out Trigger Notice Reserve” and, together with the Pre-Carve Out Trigger Notice Reserve, the “Carve Out Reserves”) prior to any and all other claims.    All

funds in the Pre-Carve Out Trigger Notice Reserve shall be used first to pay the obligations set forth in clauses (i) through (iii) of the definition of Carve Out set forth above (the “Pre-Carve Out Amounts”), but not, for the avoidance of doubt, the Post-Carve Out Trigger Notice Cap, until paid in full, and then, to the extent the Pre Carve Out Trigger Notice Reserve has not been reduced to zero, to pay the DIP Agent for the benefit of the DIP Lenders, unless the DIP Obligations have been indefeasibly paid in full, in cash (or other form of payment pursuant to an Acceptable Plan), and all Commitments have been terminated, in which case any such excess shall be paid to the [Prepetition Secured Parties] in accordance with their rights and priorities as set forth herein. All funds in the Post-Carve Out Trigger Notice Reserve shall be used first to pay the obligations set forth in clause (iv) of the definition of Carve Out set forth above (the “Post-Carve Out Amounts”), and then, to the extent the Post Carve Out Trigger Notice Reserve has not been reduced to zero, to pay the DIP Agent for the benefit of the DIP Lenders, unless the DIP Obligations have been indefeasibly paid in full, in cash (or other form of payment pursuant to an Acceptable Plan), and all Commitments have been terminated, in which case any such excess shall be paid to the [Prepetition Secured Parties] in accordance with their rights and priorities as set forth herein. Notwithstanding anything to the contrary in the DIP Loan Documents, or this Order, if either of the Carve Out Reserves is not funded in full in the amounts set forth in this paragraph [        ], then, any excess funds in one of the Carve Out Reserves following the payment of the Pre-Carve Out Amounts and Post-Carve Out Amounts, respectively, shall be used to fund the other Carve Out Reserve, up to the applicable amount set forth in this paragraph [        ], prior to making any payments to the DIP Agent or the [Prepetition Secured Parties], as applicable. Notwithstanding anything to the contrary in the DIP Loan Documents or this Order, following delivery of a Carve Out Trigger Notice, the DIP Agent and the [Prepetition Agents] shall not sweep or foreclose on cash (including cash received as a result of the sale or other disposition of any assets) of the Debtors until the Carve Out Reserves have been fully funded, but shall have a security interest in any residual interest in the Carve Out Reserves, with any excess paid to the DIP Agent for application in accordance with the DIP Loan Documents. Further, notwithstanding anything to the contrary in this Order, (i) disbursements by the Debtors from the Carve Out Reserves shall not constitute DIP Loans or increase or reduce the DIP Obligations, (ii) the failure of the Carve Out Reserves to satisfy in full the Allowed Professional Fees shall not affect the priority of the Carve Out, and (iii) in no way shall the Initial Budget, Budget, Carve Out, Post-Carve Out Trigger Notice Cap, Carve Out Reserves, or any of the foregoing be construed as a cap or limitation on the amount of the Allowed Professional Fees due and payable by the Debtors. For the avoidance of doubt and notwithstanding anything to the contrary in this Order, the DIP Loan Documents, or in any Prepetition Loan Documents, the Carve Out shall be senior to all liens and claims securing the DIP Facility, the Adequate Protection Liens, the Prepetition Liens, and the DIP Superpriority Claims, and any and all other forms of adequate protection, liens, or claims securing the DIP Obligations or the Prepetition Secured Obligations.

(e)    Payment of Allowed Professional Fees Prior to the Termination Declaration Date. Any payment or reimbursement made prior to the occurrence of the Termination Declaration Date in respect of any Allowed Professional Fees shall not reduce the Carve Out and shall be funded first from the Funded Reserve Account.

(f)    No Direct Obligation To Pay Allowed Professional Fees. None of the DIP Agent, DIP Lenders, or the [Prepetition Secured Parties] shall be responsible for the payment or reimbursement of any fees or disbursements of any Professional Person incurred in connection with the Chapter 11 Cases or any successor cases under any chapter of the Bankruptcy Code.

Nothing in this Order or otherwise shall be construed to obligate the DIP Agent, the DIP Lenders, or the [Prepetition Secured Parties], in any way, to pay compensation to, or to reimburse expenses of, any Professional Person or to guarantee that the Debtors have sufficient funds to pay such compensation or reimbursement.

(g)    Payment of Carve Out On or After the Termination Declaration Date. Any payment or reimbursement made on or after the occurrence of the Termination Declaration Date in respect of any Allowed Professional Fees shall permanently reduce the Carve Out on a dollar for-dollar basis.